FEDERAL INSURANCE COMPANY
Endorsement No.:	9
Bond Number:	82071556
NAME OF ASSURED: RBC FUNDS TRUST

DELETE AN ENDORSEMENT
It is agreed that this Bond is amended by deleting Endorsement Number(s) 1 & 1Rev in their entirety.

This Endorsement applies to loss discovered after 12:01 a.m. on November 24, 2009.
ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 3, 2010

ICAP Bond

Form 17-02-5647 (Ed. 11-03)

FEDERAL INSURANCE COMPANY
Endorsement No.:	10
Bond Number:	82071556
NAME OF ASSURED: RBC FUNDS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

RBC Mid Cap Growth Fund fka Tamarack Mid Cap Growth Fund
RBC Enterprise Fund fka Tamarack Enterprise Fund
RBC Small Cap Core Fund fka Tamarack Small Cap Core Fund
RBC Microcap Value Fund fka Tamarack Microcap Value Fund
Tamarack Tax-Free Income Fund
Tamarack Quality Fixed Income Fund
Tamarack Tax-Free Money Market Fund
Tamarack Institutional Prime Money Market Fund
Tamarack Prime Money Market Fund
Tamarack Institutional Tax-Free Money Market Fund
Tamarack U.S. Government Money Market Fund
Access Capital Community Investment Fund

This Endorsement applies to loss discovered after 12:01 a.m. on November 24, 2009.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 3, 2010

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

FEDERAL INSURANCE COMPANY
Endorsement No.:	11
Bond Number:	82071556
NAME OF ASSURED: RBC FUNDS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

RBC Mid Cap Growth Fund fka Tamarack Mid Cap Growth Fund
RBC Enterprise Fund fka Tamarack Enterprise Fund
RBC Small Cap Core Fund fka Tamarack Small Cap Core Fund
RBC Microcap Value Fund fka Tamarack Microcap Value Fund
Tamarack Tax-Free Income Fund
Tamarack Quality Fixed Income Fund
Tamarack Tax-Free Money Market Fund
Tamarack Institutional Prime Money Market Fund
Tamarack Prime Money Market Fund
Tamarack Institutional Tax-Free Money Market Fund
Tamarack U.S. Government Money Market Fund
Access Capital Community Investment Fund
RBC Mid Cap Value Fund

This Endorsement applies to loss discovered after 12:01 a.m. on December 31, 2009.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 3, 2010

ICAP Bond
Form 17-02-0949 (Rev. 1-97)	Page 1

FEDERAL INSURANCE COMPANY
Endorsement No.:	12
Bond Number:	82071556
NAME OF ASSURED: RBC FUNDS TRUST

NAME OF ASSURED ENDORSEMENT

It is agreed that the NAME OF ASSURED in the DECLARATIONS is amended to read as follows:

RBC Mid Cap Growth Fund fka Tamarack Mid Cap Growth Fund
RBC Enterprise Fund fka Tamarack Enterprise Fund
RBC Small Cap Core Fund fka Tamarack Small Cap Core Fund
RBC Microcap Value Fund fka Tamarack Microcap Value Fund
Tamarack Tax-Free Income Fund
Tamarack Quality Fixed Income Fund
Tamarack Tax-Free Money Market Fund
Tamarack Institutional Prime Money Market Fund
Tamarack Prime Money Market Fund
Tamarack Institutional Tax-Free Money Market Fund
Tamarack U.S. Government Money Market Fund
Access Capital Community Investment Fund
RBC Mid Cap Value Fund
RBC LDI Funds
RBC U.S. Long Government/Credit Fund
RBC U.S. Long Corporate Fund
RBC U.S. Investment Grade Corporate Fund
RBC U.S. High Yield Corporate Fund
RBC U.S. PRiSM 1 Fund
RBC U.S. PRiSM 2 Fund
RBC U.S. PRiSM 3 Fund
RBC U.S. Inflation-Linked Fund
RBC U.S. Securitized Asset Fund

This Endorsement applies to loss discovered after 12:01 a.m. on February 1, 2010.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: March 3, 2010